Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1/A of our report, which includes an explanatory paragraph as to the company’s ability to continue as a going concern, dated March 28, 2023 relating to the audit of the financial statements of SquareX Pharmaceutical Corporation for the year ending December 31, 2022 and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPAS, PLLC

www.mkacpas.com

Houston, Texas

April 4, 2023